       WHEREAS, Richard N. Daniel (the "Executive") and Handy & Harman (the "Company") have entered into an Employment Agreement (the "Agreement") dated as of May 1, 1989; and

       WHEREAS, the Board of Directors of the Company deems it advisable for the Company to amend the Agreement in certain respects; and

       WHEREAS, the Executive and the Company have mutually agreed to amend certain provisions of Agreement as provided herein.

       NOW, THEREFORE, in consideration of the Executive's performance of valuable services for the Company, and for other good and valuable consideration, the parties hereto agree to amend the Agreement, effective as of the date hereof, as follows:

       1. Section 7A is hereby added to the Agreement to read in its entirety as follows:

       "7A. MEDICAL BENEFIT UPON ANY TERMINATION In the case that the Executive's employment with the Company terminates at any time, for any reason [other than for Cause], whether the basis for such action is instituted by the Company or the Executive, then notwithstanding any other provision of this Agreement to the contrary and in lieu of any other post-termination medical benefits provided to the Executive hereunder, the Executive shall become entitled to continued medical benefits for himself and his spouse for their respective lives (the "Medical Benefit"). From and after the date of the Executive's termination of employment, the Company shall provide the Medical Benefit, without cost to the Executive and his spouse, over the lives of both the Executive and his spouse. Such Medical Benefit shall be provided on a basis no less favorable to the Executive and his spouse than the medical coverage provided to active senior executive officers of the Company as of the date of execution of this Agreement; any future improvements in medical benefits adopted by the Company for active senior executive officers will be deemed to be in effect for the Executive and his spouse pursuant to the Medical Benefit, without cost to the Executive or his spouse, on the date of effectiveness of such future improvements for active senior officers of the Company.

       2. Section 14.2 is hereby added to the Agreement to read in its entirety as follows:

       "The obligations of the Company under this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company."

       All other provisions of the Agreement shall remain in full force and effect.

                                        2